Exhibit 99.1

Press Release

October 23, 2015

FOR IMMEDIATE RELEASE:

Comstock Holding Companies Appoints Joseph M. Squeri to the Board of Directors

Washington, DC/Reston, VA - Comstock Holding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”), a multi-faceted real estate development and services company focused on the Washington, DC market, today announced that Joseph M. Squeri has been appointed to the Company’s Board of Directors effective immediately. In connection with this appointment, Mr. Squeri will no longer serve as the Company’s Chief Financial Officer effective as of November 25, 2015. Mr. Squeri has accepted a position as Managing Director with SunBridge Capital Management, LLC (“SunBridge”), a private investment management firm supported by the Bainum family, a prominent Washington, DC family with investment interests that include Choice Hotels International (NYSE: CHH) and Comstock. SunBridge has been associated with Comstock for the past five years through various real estate project-level joint ventures.

“We are delighted that Joe will continue to be closely associated with Comstock. His appointment to the Board reflects the value our Company ascribes to his strategic and leadership capabilities,” said Christopher Clemente, Chairman and Chief Executive Officer.

Effective November 25, 2015, Christopher L. Conover will serve as the interim Chief Financial Officer and Principal Financial Officer of the Company in addition to his current role as the Company’s Senior Vice President, Accounting and Finance. Mr. Conover, a certified public accountant, has been the Company’s Senior Vice President, Accounting and Finance since joining the Company in 2012. He was previously with PricewaterhouseCoopers LLP (“PwC”) from 2007 to 2011, serving in their Financial Services Assurance practice. While at PwC, he provided audit and highly technical consulting services to companies in the real estate industry.

About Comstock Holding Companies, Inc.

Comstock is a multi-faceted real estate development and services company that builds a wide range of housing products under its Comstock Homes brand through its wholly owned subsidiary, Comstock Homes of Washington, LC, and provides a variety of capital markets advisory and real estate asset related services through its wholly owned subsidiary, Comstock Real Estate Services, LC. Comstock’s extensive real estate development experience positions Comstock Real Estate Services, LC to provide a unique brand of experience based capital markets advisory and real estate asset management services to clients nationwide. Comstock Holding Companies, Inc. is a publicly traded company, trading on NASDAQ under the symbol CHCI. For more information about Comstock, please visit: www.comstockhomes.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release include statements regarding management transition matters. These statements are based on current expectations about the Company and are not guarantees of future actions, events or performance, which may vary materially from those expressed or implied in such statements. Information concerning these and other important risks and uncertainties that may affect future performance, results or actions can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

Company Contact:

Joe Squeri

Chief Financial Officer

703.230.1229

Investor Relations Contact:

Harriet Fried

LHA

212.838.3777

hfried@lhai.com